SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 26, 2007

Pacific Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-32629	98-0408708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Adelaide Street West, Suite 600, Toronto, Ontario, Canada	M5H 4E7
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (416) 214-1483

Item 1.01 — Entry into a Material Definitive Agreement

On February 26, 2007, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners LP (“Cornell”) for the sale of up to $2,440,000 principal amount of convertible debentures and warrants to purchase 6,000,000 shares of common stock.

The debentures are to be issued in three tranches.  The first was issued on February 26, 2007, in the principal amount of $1,035,000; the second will be issued upon the date the first required registration statement for the shares into which the debentures are convertible is filed in the principal amount of $805,000; and the third will be issued on the date the first required registration statement is declared effective in the principal amount of $600,000.  There is no guarantee that we will complete and file a registration statement, or if filed, that the SEC will declare the registration statement effective.

The maturity date of the debentures is February 26, 2009 and bear interest at 10% per year.  The principal of the debentures is due in installments, commencing July 1, 2007, in the amount of $222,000 if all the debentures are issued or a proportionate amount thereof if only some of them are issued.  The installments may be paid in cash or shares of common stock at the conversion rate of the lower of (i) $0.18 per share or (ii) 80% of the average of the two lowest volume weighted average prices of the common stock during the ten consecutive trading days immediately preceding the installment due date.  No installment is due if the weighted average price per share is 110% of the conversion price on the installment due date, in which event the principal for that installment will be due on the maturity date.  The Company may not pay principal and interest using shares of common stock in certain circumstances.  The Company also has an optional redemption right, prior to maturity, in any amount, if there is no default, a registration statement is effective and the closing bid price is less than the conversion price of $0.18 (as adjusted), at a premium of 10% of the principal amount.  Before the prepayment may be made, the holder has the right to convert the amount being prepaid into common stock.

The holder of the debenture may convert, at any time, any portion of the principal into shares of common stock at the rate of $0.18.  The conversion rate is subject to adjustment for issuance of securities at prices less than the conversion rate, stock splits, stock combinations, and other corporate events.

The Company and its subsidiaries have entered into a security agreement pledging most of their assets, including the mining rights of the Company, to secure the debentures.  Under the security agreement and the debentures, there are limitations on the Company incurring additional debt and granting security interests in its assets.  While the security agreement and the debentures are outstanding, the Company will be limited in any other form of financing it may pursue, including most forms of debt financing.

The Company has issued a warrant to the Cornell for the purchase of up to 6,000,000 shares of common stock at an exercise price of $0.216 per share, exercisable until February 26, 1012.  The exercise price is subject to adjustment for the same events as set forth in the debenture; however, the ratchet provisions terminate when the debentures are paid in full.  The warrant may be exercised on a cashless basis if there are not shares registered for issuance upon exercise or if the debenture is in default.

The shares underlying the debenture and warrants are subject to various registration rights, including a required series of registration statements and piggy-back rights.  The amount of shares of common stock that must be registered is subject to various limitations and voluntary hold backs determined by the investor.  If a required registration statement is not timely filed, is not effective by proscribed dates or is not available for use to resell shares that were registered for any reason, the Company is obligated to pay liquidated damages at the rate of 2% per months up to a maximum aggregate of 18% of the purchase price of the securities under the Securities Purchase Agreement.  In addition, we may be in default of the debentures if there is no registration statement effective for the shares of common stock we are committed to having registered from time to time.

In connection with the Cornell transaction, the Company paid $540,000 to cancel an outstanding debenture originally issued on April 12, 2006 in the principal amount of $2,900,000 and that debenture holder transferred a warrant issued on the same date which it held to purchase up to 4,600,000 shares of common stock to Cornell.  As part of the transfer, the exercise price of the warrant was reduced to $0.18.

Also, as a condition to the Cornell transaction, the holder of another debenture issued on April 12, 2006 was modified to reduce its conversion price to $0.26 per share, provided that the same holder exercise an outstanding warrant for 800,000 shares at an exercise price of $0.20.  The balance of the warrant representing the right to acquire a further 800,000 shares was modified to provide for an exercise price of $0.30.  This investor also agreed to a lock up arrangement whereby it would not sell more than 600,000 shares per month for a limited time.

The Company also agreed to pay to Yorkville Advisors LLC a structuring fee of $30,000, and a fee of 10% of the purchase price of the debentures, when issued.  The Company also has agreed to pay up to $25,000 for counsel to Cornell to perfect the security interests in the assets of the Company and its subsidiaries.

The proceeds from the sale of the securities to Cornell were used for the cancellation of the debenture described above and will be used for working capital.

Item 3.02 – Unregistered Sales of Equity Securities

See Item 1.01.

Item 3.03 – Material Modification to Rights of Security Holders

See Item 1.01.

Item 9.01 — Financial Statement and Exhibits

(c)

10.1

Form of Securities Purchase Agreement dated as of February 26, 2007 (without schedules and exhibits) (Filed herewith)

10.2

Form of Warrant issued February 26, 2007 (Filed herewith)

10.3

Form of Debenture issued February 26, 2007 (Filed herewith)

10.4

Form of Registration Rights Agreement dated as of February 26, 2007 (Filed herewith)

10.5

Form of Security Agreement dated February 26, 2007

10.6

Form of Warrant Assignment Agreement dated February 26, 2007

10.7

Modification Agreement between the Company and Crescent International Ltd in respect of outstanding debentures and warrants originally issued April 12, 2006.

10.8

Form of Lock Up Agreement with Crescent International Ltd.

10.9

Form of Lock Up Agreement with executives of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:

February 26, 2007

Pacific Gold Corp.

By:

/s/ Mitch Geisler

Mitch Geisler,

Chief Operating Officer